                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

              This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of March 2, 1999, is between Concentra Managed Care, Inc., a Delaware corporation (the "Corporation"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

                                    RECITALS

              WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement, dated as of September 29, 1997 (the "Rights Agreement"); and

              WHEREAS, Yankee Acquisition Corp., a Delaware corporation ("Newco"), and the Corporation propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Newco will merge with and into the Corporation (the "Merger"), the Board of Directors of the Corporation having approved the Merger Agreement and the Merger; and

              WHEREAS, pursuant to Section 29 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing;

              NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

              (a) AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

       "Notwithstanding anything in this Rights Agreement to the contrary, neither WCAS nor Newco shall be deemed to be an Acquiring Person solely by virtue of (i) the consummation of the Merger or (ii) the execution of the Merger Agreement."

              (b) AMENDMENT OF SECTION 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

       "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the consummation of the Merger or (ii) the execution of the Merger Agreement."

              (c) AMENDMENT OF SECTION 1. Section 1 of the Rights Agreement is amended to add the following at the end thereof:

                     (i) "Merger" shall have the meaning set forth in the recital to Amendment No. 1 to Rights Agreement.

                     (ii) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of March 2, 1999, by and between Newco and the Corporation, as amended from time to time.

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                     (iii)  "Newco" shall mean Yankee Acquisition Corp., a
                            Delaware Corporation.

                     (iv) "WCAS" shall mean Welsh Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership.

              (d) AMENDMENT OF SECTION 14. Section 14 of the Rights Agreement is amended to add the following sentence at the end thereof:

       "Notwithstanding anything in this Rights Agreement to the contrary, (i) the consummation of the Merger and (ii) the execution of the Merger Agreement shall not be deemed to be events of the type described in the first sentence of this Section 14 and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 14."

              (e) AMENDMENT OF SECTION 19(a). Section 19(a) of the Rights Agreement is amended to read as follows:

       "(a)   The Company agrees to pay to the Rights Agent reasonable
       compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The indemnity provided herein shall survive the termination of this Agreement and the termination and the expiration of the Rights. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent."

              (f) The parties hereto hereby amend the Rights Agreement by adding the following Section 36 to the Rights Agreement:

              "Section 36. TERMINATION. Immediately prior to the effective time of the Merger, (i) the Rights Agreement shall be terminated and be without any further force or effect, (ii) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder, provided however,
       Section 19 of the Rights Agreement shall survive termination of the Rights Agreement, and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including without limitation, the right to purchase or otherwise acquire shares of the Preferred Stock or any other securities of the Corporation."


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              (g)    EFFECTIVENESS. This Amendment shall be deemed effective
as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

              (h) MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, provided however, that with respect to issues concerning the Rights Agent, the laws of the State of New York will govern. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.


              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]


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              IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be fully executed, all as of the date and year first above written.

                                          CONCENTRA MANAGED CARE, INC.


                                          By: /s/ Richard A. Parr
                                              ---------------------------------
                                          Name: Richard A. Parr
                                                -------------------------------
                                          Title: Executive Vice President and
                                                 General Counsel
                                                -------------------------------


                                          CHASEMELLON SHAREHOLDER
                                          SERVICES, L.L.C.


                                          By: /s/ Janice Daugherty
                                              ---------------------------------
                                          Name: Janice Daugherty
                                                -------------------------------
                                          Title: Relationship Manager
                                                -------------------------------


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